Exhibit 99.1
CINER RESOURCES LP

CINER RESOURCES LP ANNOUNCES SECOND QUARTER 2018 FINANCIAL RESULTS

Atlanta, Georgia August 6, 2018 -- Ciner Resources LP (NYSE: CINR) today reported its financial and operating results for the second quarter ended June 30, 2018.
Second Quarter 2018 Financial Highlights:

•	Net sales of $109.9 million decreased 8.2% over the prior-year second quarter; year-to-date net sales of $231.1 million decreased 6.2% over the prior-year.

•
Net income of $34.5 million, including a $25.9 million net litigation settlement, increased 97.1% over the prior-year second quarter; year-to-date net income of $55.4 million increased 38.8% over the prior-year.

•
Adjusted EBITDA of $42.9 million, including a $25.9 million net litigation settlement, increased 67.6% over the prior-year second quarter; year-to-date adjusted EBITDA of $71.7 million increased 28.0% over the prior-year.

•	Earnings per unit of $0.830 for the quarter increased 102.4% over the prior-year second quarter of $0.410; year-to-date of $1.340 increased 41.1% over the prior-year

•	Quarterly distribution declared per unit of $0.567 remained flat compared to the prior-year second quarter as well as first quarter of 2018.

•
Net cash provided by operating activities of $19.9 million increased 33.6% over prior-year second quarter; year-to-date net cash provided by operating activities of $57.2 million increased by 122.6% over the prior-year.

•
Distributable cash flow of $19.6 million was up 81.5% compared to the prior-year second quarter. The distribution coverage ratio was 1.70: 1.00 and 0.94: 1.00 for the three months ended June 30, 2018 and 2017, respectively; and 1.43: 1.00 and 1.06: 1.00 for the six months ended June 30, 2018 and 2017.

Kirk Milling, CEO, commented: “Distributable cash flow was up over 80% in the quarter primarily driven from the settlement of our royalty rate litigation.  Stripping out the impact of the settlement, production levels and operating results were both adversely impacted by unexpected repairs to one of our calcining furnaces encountered during a regularly scheduled outage in May.  The negative impact to our operating results from this lost production more than offset the positive benefit we experienced from international prices rising 5.5% above 2017 levels.
“For the rest of 2018, we maintain a positive outlook for soda ash prices as supply and demand balances remain tight around the world.  Combined with higher production levels and continued strength in our domestic business, we are poised to see positive improvement in our operating results over the 2nd half of the year.”

2018 Outlook:

•	We expect our total volume sold to be down 1% to 3% compared to the previous estimate of flat to up 2%.

•	We expect domestic volume to increase by 125,000 to 150,000 short tons.

•	We expect domestic pricing to be down 1% to 3%.

•	We expect international prices to be up 2% to 4% compared to the previous estimate of up 1% to 3%.**

•	Maintenance of business capital expenditures are planned to be in the range of $15 to $17 million compared to the previous estimate of $13 to $15 million.

•	Expansion capital expenditures are planned to be in the range of $55 to $65 million.

**          Excluding the change related to freight from CIDT sales in 2017.

Financial Highlights	Three Months Ended June 30,			Six Months Ended June 30,
(Dollars in millions, except per unit amounts)	2018	2017	% Change	2018	2017	% Change

Soda ash volume produced (millions of short tons)	0.579	0.643	(10.0)%	1.248	1.295	(3.6)%
Soda ash volume sold (millions of short tons)	0.585	0.651	(10.2)%	1.252	1.322	(5.3)%
Net sales	$109.9	$119.7	(8.2)%	$231.1	$246.3	(6.2)%
Net income	$34.5	$17.5	97.1%	$55.4	$39.9	38.8%
Net income attributable to Ciner Resources LP	$16.8	$8.2	104.9%	$26.9	$19.1	40.8%
Earnings per Limited Partner Unit	$0.83	$0.41	102.4%	$1.34	$0.95	41.1%
Adjusted EBITDA (1)	$42.9	$25.6	67.6%	$71.7	$56.0	28.0%
Adjusted EBITDA attributable to Ciner Resources LP(1)	$21.5	$12.6	70.6%	$35.8	$27.7	29.2%
Net cash provided by operating activities	$19.9	$14.9	33.6%	$57.2	$25.7	122.6%
Distributable cash flow attributable to Ciner Resources LP(1)	$19.6	$10.8	81.5%	$32.7	$24.2	35.1%
Distribution coverage ratio (1)	1.70	0.94	80.9%	1.43	1.06	34.9%
(1)See non-GAAP reconciliations
Three Months Ended June 30, 2018 compared to Three Months Ended June 30, 2017
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Three Months Ended June 30,		Percent Increase/(Decrease)
Net sales (Dollars in millions):	2018	2017
Domestic	$60.3	$48.1	25.4%
International	$49.6	$71.6	(30.7)%
Total net sales	$109.9	$119.7	(8.2)%
Sales volumes (thousands of short tons):
Domestic	271.9	216.5	25.6%
International	312.7	434.8	(28.1)%
Total soda ash volume sold	584.6	651.3	(10.2)%
Average sales price (per short ton):
Domestic	$221.77	$222.17	(0.2)%
International	$158.62	$164.67	(3.7)%
Average	$187.99	$183.79	2.3%
Percent of net sales:
Domestic sales	54.9%	40.2%	36.6%
International sales	45.1%	59.8%	(24.6)%
Total percent of net sales	100.0%	100.0%
Percent of sales volumes:
Domestic volume	46.5%	33.2%	40.1%
International volume	53.5%	66.8%	(19.9)%
Total percent of volume sold	100.0%	100.0%
Consolidated Results
Net sales. Net sales decreased by 8.2% to $109.9 million for the three months ended June 30, 2018 from $119.7 million for the three months ended June 30, 2017, driven by a decrease in soda ash volumes sold of 10.2% primarily as a result of unexpected repairs to one of our calcining furnaces encountered during a regularly scheduled outage in May. The unit was successfully repaired and returned to operation. The decrease in volumes sold was partially offset by an increase in average sales prices of 2.3%. The increase in averages sales prices is primarily driven by a shift in our sales mix between domestic and international sales volumes compared to the prior year second quarter.
Cost of products sold. Cost of products sold, including depreciation, depletion and amortization expense remained relatively flat at $96.0 million for the three months ended June 30, 2018 compared to $95.5 million for the three months ended June 30, 2017. Our cost of products sold was primarily driven by a decrease in freight costs of 11.4% to $32.0 million for three months ended June 30, 2018, compared to $36.1 million for the three months ended June 30, 2017 due to a decrease in volumes sold, partially offset by an increase in employee compensation, medical claims, as well as higher professional fees, for the three months ended June 30, 2018 compared to the prior year second quarter.
Selling, general and administrative expenses.  Our selling, general and administrative expenses increased 10.3% to $6.4 million for the three months ended June 30, 2018, compared to $5.8 million for the three months ended June 30, 2017. The increase was primarily driven by a higher expenses related to our Enterprise Resource Planning (“ERP”) implementation project.
Litigation settlement. During the three months ended June 30, 2018, we recognized $27.5 million ($25.9 million net of associated expenses) related to the settlement of an action initially filed against Rock Springs Royalty Company LLC (“RSRC”) in 2016, related to royalty overpayment under Ciner Wyoming’s mineral exploration license with RSRC. The case was settled on June 28, 2018.
Operating income. As a result of the foregoing and primarily the litigation settlement, operating income increased by 90.2% to $35.0 million for the three months ended June 30, 2018, compared to $18.4 million for the three months ended June 30, 2017.
Net income. As a result of the foregoing, net income increased by 97.1% to $34.5 million for the three months ended June 30, 2018, compared to $17.5 million for the three months ended June 30, 2017.

Six Months Ended June 30, 2018 compared to Six Months Ended June 30, 2017
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Six Months Ended June 30,		Percent Increase/(Decrease)
Net sales (Dollars in millions):	2018	2017
Domestic	$115.6	$97.2	18.9%
International	115.5	149.1	(22.5)%
Total net sales	$231.1	$246.3	(6.2)%
Sales volumes (thousands of short tons):
Domestic	528.9	442.2	19.6%
International	723.3	879.9	(17.8)%
Total soda ash volume sold	1,252.2	1,322.1	(5.3)%
Average sales price (per short ton):
Domestic	$218.57	$219.81	(0.6)%
International	$159.68	$169.45	(5.8)%
Average	$184.56	$186.29	(0.9)%
Percent of net sales:
Domestic sales	50.0%	39.5%	26.6%
International sales	50.0%	60.5%	(17.4)%
Total percent of net sales	100.0%	100.0%
Percent of sales volumes:
Domestic volume	42.2%	33.4%	26.3%
International volume	57.8%	66.6%	(13.2)%
Total percent of volume sold	100.0%	100.0%
Consolidated Results
Net sales. Net sales decreased by 6.2% to $231.1 million for the six months ended June 30, 2018 from $246.3 million for the six months ended June 30, 2017, driven by a decrease in soda ash volumes sold of 5.3% primarily as a result of unexpected repairs to one of our calcining furnaces encountered during a regularly scheduled outage in May. The unit was successfully repaired and returned to operation. The decrease in international sales prices was primarily driven by the absence of international sales to CIDT in 2018. During 2017, international average sales prices reflected the increase in freight costs driven by export sales volume to CIDT.
Cost of products sold. Cost of products sold, including depreciation, depletion and amortization expense and freight costs, decreased by 2.3% to $189.2 million for the six months ended June 30, 2018 from $193.6 million for the six months ended

June 30, 2017, primarily due to a decrease in freight costs of 12.5% to $66.4 million for the six months ended June 30, 2018, compared to $75.9 million for the six months ended June 30, 2017. The decrease in freight costs was driven by no export sales volumes to CIDT during the six months ended June 30, 2018 compared to the prior year. The decrease in freight costs were partially offset by an increase in employee compensation, medical claims, as well as higher professional fees, for the six months ended June 30, 2018 compared to the prior year.
Selling, general and administrative expenses. Our selling, general and administrative expenses increased 17.4% to $12.8 million for the six months ended June 30, 2018, compared to $10.9 million for the six months ended June 30, 2017. The two primary drivers for the increase were higher selling and administrative fees relating to our affiliate, ANSAC, which directly correlates with the volume we sell to ANSAC, and higher expenses from our ERP implementation project.
Litigation settlement. During the six months ended June 30, 2018 we recognized $27.5 million ($25.9 million net of associated expenses) related to the settlement of an action initially filed against Rock Springs Royalty Company LLC (“RSRC”) in 2016, related to royalty overpayment under Ciner Wyoming’s mineral exploration license with RSRC. The case was settled on June 28, 2018.
Operating income. As a result of the foregoing and primarily the litigation settlement, operating income increased by 35.4% to $56.6 million for the six months ended June 30, 2018, compared to $41.8 million for the six months ended June 30, 2017.
Net income. As a result of the foregoing, net income increased by 38.8% to $55.4 million for the six months ended June 30, 2018, compared to $39.9 million primarily for the six months ended June 30, 2017.

CAPEX AND ORE TO ASH RATIO
The following table below summarizes our capital expenditures, on an accrual basis, and ore to ash ratio:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2018	2017	2018	2017
Capital Expenditures
Maintenance	$2.1	$2.3	$4.9	$5.0
Expansion	10.7	4.7	15.4	6.4
Total	$12.8	$7.0	$20.3	$11.4
Operating and Other Data:
Ore to ash ratio(1)	1.55: 1.0	1.45: 1.0	1.55: 1.0	1.48: 1.0
(1)Ore to ash ratio expresses the number of short tons of trona ore needed to produce one short ton of soda ash and includes our deca rehydration recovery process. In general, a lower ore to ash ratio results in lower costs and improved efficiency.

FINANCIAL POSITION AND LIQUIDITY
As of June 30, 2018, we had cash and cash equivalents of $20.9 million. In addition, we have approximately $79.4 million ($225.0 million, less $134.0 million outstanding and less standby letters of credit of $11.6 million) of remaining capacity under our revolving credit facilities. As of June 30, 2018, our leverage and interest coverage ratios, as calculated per the Ciner Wyoming Credit Facility, were 1.03: 1.0 and 27.87: 1.0, respectively.
CASH FLOWS AND QUARTERLY CASH DISTRIBUTION
Cash Flows
Cash provided by operating activities increased to $57.2 million during the six months ended June 30, 2018 compared to $25.7 million of cash provided during six months ended June 30, 2017, primarily driven by $13.9 million of working capital provided by operating activities during the six months ended June 30, 2018, compared to $28.3 million of working capital used in operating activities during the six months ended June 30, 2017. The $42.2 million increase in working capital provided by operating activities was primarily due to the $49.5 million decrease in due-from affiliates.
Cash provided by operating activities during the six months ended June 30, 2018 were offset by cash used in investing activities of $14.9 million for capital expenditures and cash used in financing activities during the six month period of $51.6 million. The cash used in financing activities during the six months ended June 30, 2018 was due to distributions paid of $47.3 million and net repayments of long-term debt of $4.0 million during the six months ended June 30, 2018 compared to the $31 million in net borrowings during the six months ended June 30, 2017.
Quarterly Distribution
On July 26, 2018, the Partnership declared its second quarter 2018 quarterly distribution of $0.567 per unit. This is consistent with the distribution declared during the second quarter of 2017. The quarterly cash distribution is payable on August 20, 2018 to unitholders of record on August 6, 2018.
RELATED COMMUNICATIONS
Ciner Resources LP will host a conference call tomorrow, August 7, 2018 at 8:30 a.m. ET. Participants can listen in by dialing 1-866-550-6980 (Domestic) or 1-804-977-2644 (International) and referencing confirmation 5889599. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A telephonic replay of the call will be available approximately two hours after the call’s completion by calling 1-800-585-8367 or 404-537-3406 and referencing confirmation 5889599, and will remain available for the following seven days. This conference call will be webcast live and archived for replay on Ciner Resources’ website at www.ciner.us.com.

ABOUT CINER RESOURCES LP
Ciner Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of Ciner Wyoming LLC (“Ciner Wyoming”), one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.
NATURE OF OPERATIONS
Ciner Resources LP owns a controlling interest comprised of a 51% membership interest in Ciner Wyoming. Natural Resource Partners L.P. (“NRP”) owns a non-controlling interest consisting of a 49% membership interest in Ciner Wyoming.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. Statements other than statements of historical facts included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions. Such statements are based only on the Partnership’s current beliefs, expectations and assumptions regarding the future of the Partnership’s business, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Partnership’s control. The Partnership’s actual results and financial condition may differ materially from those implied or expressed by these forward-looking statements. Consequently, you are cautioned not to place undue reliance on any forward-looking statement because no forward-looking statement can be guaranteed. Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions, the Partnership’s ability to meet its expected quarterly distributions, changes in the Partnership’s relationships with its customers, including American Natural Soda Ash Corporation (“ANSAC”) and Ciner Ic ve Dis Ticaret Anonim Sirket (“CIDT”), the demand for soda ash and the opportunities for the Partnership to increase its volume sold, the development of glass and glass making product alternatives, changes in soda ash prices, operating hazards, unplanned maintenance outages at the Partnership’s production facilities, construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, the effects of government regulation, tax position, and other risks incidental to the mining, processing, and shipment of trona ore and soda ash, as well as the other factors discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2017, and subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unless required by law, the Partnership undertakes no duty and does not intend to update the forward-looking statements made herein to reflect new information or events or circumstances occurring after this press release. All forward-looking statements speak only as of the date made.

Supplemental Information
CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per unit data)	2018	2017	2018	2017
Net sales:
Sales—affiliates	$49.6	$71.6	$115.5	$149.1
Sales—others	60.3	48.1	115.6	97.2
Net sales	$109.9	$119.7	$231.1	$246.3
Operating costs and expenses:
Cost of products sold, including freight costs	88.7	89.0	175.1	180.4
Depreciation, depletion and amortization expense	7.3	6.5	14.1	13.2
Selling, general and administrative expenses—affiliates	4.3	4.1	9.2	8.1
Selling, general and administrative expenses—others	2.1	1.7	3.6	2.8
Litigation settlement	(27.5)	—	(27.5)	—
Total operating costs and expenses	74.9	101.3	174.5	204.5
Operating income	35.0	18.4	56.6	41.8
Other income/(expenses):
Interest income	0.8	—	1.4	—
Interest expense, net	(1.2)	(0.8)	(2.5)	(1.7)
Other, net	(0.1)	(0.1)	(0.1)	(0.2)
Total other expense, net	(0.5)	(0.9)	(1.2)	(1.9)
Net income	$34.5	$17.5	$55.4	$39.9
Net income attributable to non-controlling interest	17.7	9.3	28.5	20.8
Net income attributable to Ciner Resources LP	$16.8	$8.2	$26.9	$19.1
Other comprehensive loss:
Loss on derivative financial instruments	(1.0)	(0.1)	(3.2)	(2.4)
Comprehensive income	33.5	17.4	52.2	37.5
Comprehensive income attributable to non-controlling interest	17.2	9.2	26.9	19.6
Comprehensive income attributable to Ciner Resources LP	$16.3	$8.2	$25.3	$17.9

Net income per limited partner unit:
Net income per limited partner units (basic and diluted)	$0.83	$0.41	$1.34	$0.95
Weighted average limited partner units outstanding:
Weighted average limited partner units outstanding (basic and diluted)	19.7	19.7	19.7	19.7
Cash distribution declared per unit	$0.567	$0.567	$1.134	$1.134

CINER RESOURCES LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
(In millions)	June 30, 2018	December 31, 2017

ASSETS
Current assets:
Cash and cash equivalents	$20.9	$30.2
Accounts receivable—affiliates	75.5	98.3
Accounts receivable, net	42.1	34.2
Litigation settlement receivable	27.5	—
Inventory	20.8	19.8
Other current assets	2.0	1.8
Total current assets	188.8	184.3
Property, plant and equipment, net	255.4	249.3
Other non-current assets	20.0	19.6
Total assets	$464.2	$453.2
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$11.4	$11.4
Accounts payable	19.0	14.5
Due to affiliates	4.1	3.0
Accrued expenses	29.1	27.7
Total current liabilities	63.6	56.6
Long-term debt	134.0	138.0
Other non-current liabilities	13.0	10.4
Total liabilities	210.6	205.0
Commitments and Contingencies
Equity:
Common unitholders - Public and Ciner Holdings (19.8 and 19.7 units issued and outstanding at June 30, 2018 and December 31, 2017)	152.9	148.3
General partner unitholders - Ciner Resource Partners LLC (0.4 units issued and outstanding at June 30, 2018 and December 31, 2017)	3.8	3.8
Accumulated other comprehensive loss	(5.3)	(3.7)
Partners’ capital attributable to Ciner Resources LP	151.4	148.4
Non-controlling interest	102.2	99.8
Total equity	253.6	248.2
Total liabilities and partners’ equity	$464.2	$453.2

CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
(In millions)	2018	2017

Cash flows from operating activities:
Net income	$55.4	$39.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization expense	14.3	13.4
Litigation settlement	(27.5)	—
Equity-based compensation expense	1.0	0.5
Other non-cash items	0.1	0.2
Changes in operating assets and liabilities:
(Increase)/decrease in:
Accounts receivable - affiliates	22.8	(26.7)
Accounts receivable, net	(7.9)	(1.3)
Inventory	(1.5)	0.8
Other current and other non-current assets	(0.1)	(0.3)
Increase/(decrease) in:
Accounts payable	(0.6)	1.7
Due to affiliates	1.0	—
Accrued expenses and other liabilities	0.2	(2.5)
Net cash provided by operating activities	57.2	25.7
Cash flows from investing activities:
Capital expenditures	(14.9)	(13.3)
Net cash used in investing activities	(14.9)	(13.3)
Cash flows from financing activities:
Borrowings on Ciner Wyoming credit facility	55.0	45.0
Repayments on Ciner Wyoming credit facility	(59.0)	(14.0)
Common units surrendered for taxes	(0.3)	—
Distributions to common unitholders	(22.3)	(22.3)
Distributions to general partner	(0.5)	(0.5)
Distributions to non-controlling interest	(24.5)	(24.5)
Net cash used in financing activities	(51.6)	(16.3)
Net decrease in cash and cash equivalents	(9.3)	(3.9)
Cash and cash equivalents at beginning of period	30.2	19.7
Cash and cash equivalents at end of period	$20.9	$15.8

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). We also present the non-GAAP financial measures of:

•	Adjusted EBITDA;

•	Distributable cash flow; and

•	Distribution coverage ratio.
We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax, depreciation, depletion and amortization, equity-based compensation expense and certain other expenses that are non-cash charges or that we consider not to be indicative of ongoing operations. Distributable cash flow is defined as Adjusted EBITDA less net cash paid for interest, maintenance capital expenditures and income taxes, each as attributable to Ciner Resources LP. The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference. Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution. Distributable cash flow will not reflect changes in working capital balances. We define distribution coverage ratio as the ratio of distributable cash flow as of the end of the period to cash distributions payable with respect to such period.
Adjusted EBITDA, distributable cash flow and distribution coverage ratio are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in our industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of Adjusted EBITDA, distributable cash flow and distribution coverage ratio provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and distributable cash flow are net income and net cash provided by operating activities. Our non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and distribution coverage ratio should not be considered as alternatives to GAAP net income, operating income, net cash provided by operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Investors should not consider Adjusted EBITDA, distributable cash flow and distribution coverage ratio in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA, distributable cash flow and distribution coverage ratio may be defined differently by other companies, including those in our industry, our definition of Adjusted EBITDA, distributable cash flow and distribution coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The table below presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and distributable cash flow to the GAAP financial measures of net income and net cash provided by operating activities:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions, except per unit data)	2018	2017	2018	2017
Reconciliation of Adjusted EBITDA to net income:
Net income	$34.5	$17.5	$55.4	$39.9
Add backs:
Depreciation, depletion and amortization expense	7.3	6.5	14.1	13.2
Interest expense, net	0.4	0.8	1.1	1.7
Restructuring charges and other, net (included in selling, general and administrative expenses)	0.1	0.3	0.1	0.7
Equity-based compensation expense	0.6	0.5	1.0	0.5
Adjusted EBITDA	$42.9	$25.6	$71.7	$56.0
Less: Adjusted EBITDA attributable to non-controlling interest	21.4	13.0	35.9	28.3
Adjusted EBITDA attributable to Ciner Resources LP	$21.5	$12.6	$35.8	$27.7

Reconciliation of distributable cash flow to Adjusted EBITDA attributable to Ciner Resources LP:
Adjusted EBITDA attributable to Ciner Resources LP	$21.5	$12.6	$35.8	$27.7
Less: Cash interest expense, net attributable to Ciner Resources LP	0.5	0.5	0.8	0.9
Less: Maintenance capital expenditures attributable to Ciner Resources LP	1.4	1.3	2.3	2.6
Distributable cash flow attributable to Ciner Resources LP	$19.6	$10.8	$32.7	$24.2

Cash distribution declared per unit	$0.567	$0.567	$1.134	$1.134
Total distributions to unitholders and general partner	$11.5	$11.4	$22.9	$22.8
Distribution coverage ratio	1.70	0.94	1.43	1.06

Reconciliation of Adjusted EBITDA to net cash from operating activities:
Net cash provided by operating activities	$19.9	$14.9	$57.2	$25.7
Add/(less):
Amortization of long-term loan financing	(0.1)	(0.1)	(0.2)	(0.2)
Net change in working capital	(4.8)	9.8	(13.9)	28.3
Litigation settlement	27.5	—	27.5	—
Interest expense, net	0.4	0.8	1.1	1.7
Restructuring charges and other, net (included in selling, general and administrative expenses)	0.1	0.3	0.1	0.7
Other non-cash items	(0.1)	(0.1)	(0.1)	(0.2)
Adjusted EBITDA	$42.9	$25.6	$71.7	$56.0
Less: Adjusted EBITDA attributable to non-controlling interest	21.4	13.0	35.9	28.3
Adjusted EBITDA attributable to Ciner Resources LP	$21.5	$12.6	$35.8	$27.7
Less: Cash interest expense, net attributable to Ciner Resources LP	0.5	0.5	0.8	0.9
Less: Maintenance capital expenditures attributable to Ciner Resources LP	1.4	1.3	2.3	2.6
Distributable cash flow attributable to Ciner Resources LP	$19.6	$10.8	$32.7	$24.2

The following table presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA to GAAP financial measure of net income for the periods presented:

(Dollars in millions, except per unit data)	Cumulative Four Quarters ended Q2-2018	Q2-2018	Q1-2018	Q4-2017	Q3-2017	Q2-2017
Reconciliation of Adjusted EBITDA to net income:
Net income	$101.9	$34.5	$20.9	$27.2	$19.3	$17.5
Add backs:
Depreciation, depletion and amortization expense	28.0	7.3	6.8	6.9	7.0	6.5
Asset impairment charges	1.6	—	—	—	1.6	—
Interest expense, net	2.3	0.4	0.7	0.3	0.9	0.8
Restructuring charges and other, net (included in selling, general and administrative expenses)	0.2	0.1	—	0.1	—	0.3
Equity-based compensation expense	1.8	0.6	0.4	0.4	0.4	0.5
Adjusted EBITDA	135.8	42.9	28.8	34.9	29.2	25.6
Less: Adjusted EBITDA attributable to non-controlling interest	67.8	21.4	14.4	17.3	14.7	13.0
Adjusted EBITDA attributable to Ciner Resources LP	$68.0	$21.5	$14.4	$17.6	$14.5	$12.6

Adjusted EBITDA attributable to Ciner Resources LP	$68.0	$21.5	$14.4	$17.6	$14.5	$12.6
Less: Cash interest expense, net attributable to Ciner Resources LP	1.9	0.5	0.3	0.5	0.6	0.5
Less: Maintenance capital expenditures attributable to Ciner Resources LP	5.6	1.4	0.9	2.5	0.8	1.3
Distributable cash flow attributable to Ciner Resources LP	$60.5	$19.6	$13.2	$14.6	$13.1	$10.8

Cash distribution declared per unit	$2.268	$0.567	$0.567	$0.567	$0.567	$0.567
Total distributions to unitholders and general partner	$45.7	$11.5	$11.4	$11.4	$11.4	$11.4
Distribution coverage ratio	1.32	1.70	1.16	1.28	1.15	0.94

CONTACTS:

Ciner Resources LP

Investor Relations
Scott Humphrey
Chief Financial Officer
(770) 375-2387
SHumphrey@ciner.us.com